Exhibit 10.39

[Fluor Letterhead]

January 9, 2009

Mr. B. A. Stanski

2709 Howard Grove Road

Davidsonwille, Maryland 21035

Dear Bruce:

We are pleased to extend to you an offer of employment as Group President, Government with Fluor Corporation, Inc. (“Fluor” or the “Company”).  We are confident that we will benefit from your experience and are sure that you will find Fluor a challenging and enjoyable environment in which to work.

Base Salary

Your starting annual base salary will be $450,000.  You will be reviewed for future salary increases consistent with our executive salary administration program.

Annual Incentive

You will be reviewed on an annual basis for incentive purposes.  Your target bonus is 75% of your base salary, or $337,500.  Your incentive opportunity range is from zero to twice this amount based on your individual performance and the overall results of the corporation.  Annual incentives are awarded on a fiscal year basis payable within 90 days following the close of the fiscal year.  Your first year incentive will be pro-rated for actual months worked during the fiscal year.

Hiring Bonus

You will be paid a lump sum hiring bonus of $200,000 during your first month of employment.  All applicable taxes will be withheld from the hiring bonus.  By signing this letter, Fluor is authorized to deduct this amount from your final pay if you should voluntarily terminate your employment within one year from your date of hire.

Retention Bonus

You will earn a three-year cash retention bonus of $1,500,000 vesting in three payments.  The first payment of $500,000 will be payable within 30 days after your first year of employment.  The second payment of $500,000 will be payable within 30 days after your second year of employment.  The third and final payment will be payable within 30 days after your third year of employment The retention award will be considered earned and payable if (a) you remain continuously employed by the Company for 3 years from your start date (to be decided), or (b) your employment terminates prior to the retention period due to (i) death, (ii) permanent and total disability, (iii) a Company initiated termination other than on a for-cause basis or (iv) a Company initiated termination following a Change of Control.

If in the event your employment terminates prior to the earnout date for any reason other than stated above (including, without limitation, your voluntary termination or a termination for cause), then the remaining retention award will be forfeited in its entirety.

For purposes hereof, the term “Change of Control” shall be deemed to have occurred if, (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of directors of the Company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a “transaction”), the persons who are the directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

Long Term Incentive Program

We will recommend to the Organization and Compensation Committee of the Board of Directors your participation in the fiscal year 2009 long term incentive award program.  This program emphasizes long-term company performance and management’s alignment to the creation of long-term shareholder value.  The current target award value under this year’s program for your level is $800,000, which is comprised of the following elements:

•                  $268,000 in our Value Driver Incentive Program (VDI), which is a cash award based on performance against established corporate objectives.  The program has a two-year performance period and is paid in two installments.  The first 50 percent installment will be paid after the conclusion of the two-year performance period and the last 50 percent installment will be paid after the third year;

•                  $266,000 in Restricted Stock Units (RSUs) based on the closing stock price on date of grant.  The grant vests in thirds over three (3) years; and

•                  $266,666 in Stock Options based on the black-scholes valuation method on date of grant.  The grant vests in thirds over three (3) years.

Long term incentive grants are typically made in March of each year.  Your first grant will be made after your employment begins with Fluor and the Organization and Compensation Committee of the Board of Directors meets to approve it .  The design and target values associated with this program are reviewed in November of each year so the components, timing and/or award values may change slightly.

Perquisite Allowance

You will be paid a Monthly Perquisite Allowance of US$2,525, less applicable withholding taxes.  This monthly allowance is intended to assist you in leasing or buying and insuring an automobile, as well securing financial planning services of your choice, and maintaining a country club membership.  Business use of your automobile will be reimbursed in accordance with Fluor’s personnel policy.

Executive Deferred Compensation Program (EDCP)

You will be eligible to participate in this program from date of hire.  Starting in 2010, three deferral options will be available to help you reduce your tax obligations and plan for financial security:  salary deferral, incentive awards deferral, and excess 401(k) contributions.  In 2009, you will only be eligible to participate in salary deferrals.  Participation in this program is voluntary. Amounts deferred under this program may be deferred until termination, retirement or for a specified period of time of three years or more and will accrue interest based on the allocation of your Executive Deferred Compensation Program balance among the available crediting options.  Participation in this program is subject to continued executive status.

You must enroll within 30 days of your hire date with Fluor through Mullin TBG, our program administrator.  Please contact Jessica Green at 469.398.7047 for more information on this program and/or to obtain enrollment materials.

401(k) Savings Investment Plan (SIP)

You will be eligible immediately to participate in the 401(k) SIP.  You may elect to defer up to 50% of your base monthly salary up to IRS maximums.  After one year of service, the Company makes matching contributions of 100% of the first 5% of your contributions. The Company match is discretionary and is declared annually.  If you have a qualified profit sharing distribution, you may rollover the funds provided they are from a qualified plan and constitute a rollover contribution under applicable IRS Code.

You will be eligible for a Performance Contribution after one year of service.  Based on financial performance, the Company may make a discretionary annual company performance contribution to your SIP account.  The amount of the contribution will depend on the overall financial performance of the Company and employees will receive awards based on a percentage of their eligible base salary.  The vesting schedule for participants is 100% after three years of service.  You will manage the investment of your contributions among several varied investment funds.

Fluor Corporation Defined Retirement Plan

You will be eligible to participate in the Fluor Corporation Defined Retirement Plan after completing one year of service.  Once eligible, the Company credits your account with a percentage of pay based on your age and years of service as of January 1 of the plan year.  The vesting schedule for participants is 100% after three years of service.

Executive Paid Physical Examination Program

As a member of the Executive Management Team, you will be required to participate in Fluor’s Senior Management Executive Physical Examination Program, which is directly billed to the Company through the Executive Services department.  Additional information on this program may be obtained by contacting the Executive Services team.

Group Health, Life, Dental and Long-Term Disability Insurance Coverage

Your share of the cost for a standard group health insurance will be 0.75% of your base salary plus a premium of $62.50 (employee only) up to a maximum of $384.46 per month.  Your share of the cost for group dental insurance is 0.1% of your base salary plus a premium of $3.76 (employee only) up to a maximum of $26.25 a month.  Additionally, you may, at your option, cover your dependents on our group health care, dental care, and life insurance plans for a monthly premium.  You may also purchase additional life insurance.

Other Employee Benefits

In addition, other benefits available include an Employee and Family Assistance Program, Travel Accident Insurance, and Tax Savings Accounts, which give you the ability to pay qualifying medical, dental, and child/elder care expenses with pre-tax dollars.

Time Off With Pay (TOWP)

The Time Off With Pay (TOWP) accrual rate is based on the total number of years of continuous service.  Therefore, you will start accruing TOWP from your start date at the rate of 3.85 hours per week, 200 hours per year.  TOWP is used for holidays, vacations, sick leaves, personal time off, and a variety of other types of time off.  It is accrued with no limit and no loss of time except for use. At termination or retirement from the Company, you will receive the entire balance of unused TOWP.  To recognize your seniority, we will credit your TOWP account with 160 hours.

Contingencies

The Immigration Reform and Control Act of 1986 requires Fluor to verify and record both your identity and right to work in the United States.  Accordingly, this offer of employment is contingent on your being able to satisfy the above mentioned law on or before your first day of work.  Further, the executive status of a position is discretionary and subject to change.

In addition, this offer of employment is contingent upon your successful completion of a pre-employment drug screen test to be conducted by Medtox.  This screening must be completed prior to your first day of work.  We recommend that you not resign your current position until a satisfactory drug test result is received.  To coordinate an appointment for a chemical screening, please call Medtox at 1.888.557.2590 as soon as possible.  A Chain of Custody form is included in your offer package and should be brought with you to your chemical screening appointment.

Further, as with most companies, the employment relationship with Fluor is based on the mutual consent of you and the Company. Your employment with Fluor is not for any specified period of time and can be terminated by either you or the Company at any time with or without any cause or advance notice.  Nothing contained in this letter is intended, nor should it be construed, to alter the at-will relationship Fluor and its employees maintain with one another.  Although the Company reserves the right to change from time-to-time other terms, conditions, and benefits of employment, the at-will nature of employment with the Company is one aspect of our employment relationship that will not change.  The only way the at-will nature of our employment relationship can be changed is by way of an express written agreement, signed by you and the Senior Vice President of Human Resources and Administration.

This offer of employment is also contingent upon your ability to work for the Company without restrictions from any previous employer.  By accepting this offer, you represent that you are aware of no obligations legal or otherwise, inconsistent with the terms of this offer letter or with your undertaking employment with Fluor.  You further represent that there are no restrictions on your right to leave your present employer to join Fluor in any capacity or to perform any work on behalf of Fluor, except as provided in this paragraph.  You will not disclose to Fluor, or use, or induce Fluor to use any proprietary information or trade secrets of others.  You also represent and warrant that you have returned all proprietary and confidential information belonging to all prior employers.

We look forward to your joining the Company and are sure that your employment with Fluor will be both successful and rewarding for you.  Orientation and the processing of your new hire paperwork will take place the morning of your first day of work.

The new-hire paperwork and additional information can be accessed at http://www.fluormembers.com/NewHire/newhire.htm. After you access the site, first click on “Welcome to Fluor” and next “Instructions for New Hires” to navigate through the website. Enclosed are hard copies of the paperwork included in the link, should this be more convenient.  On your first day, please report to the Main Reception Lobby of Fluor Corporation at 6700 Las Colinas Boulevard, Irving, Texas at 8:00 a.m.

Please review the entire contents of this offer letter thoroughly and let us know of your decision to join the Company by signing a copy of this offer letter and returning it, along with the enclosed authorization forms and completed application to Executive Services via email at Executive Compensation@fluor.com; fax to 469.398.7288; or send in the enclosed self-addressed envelope as soon as possible.  By signing this offer letter, you also acknowledge that no other promises or representations have been made to you other than those contained in this offer letter.  This offer of employment is valid for thirty (30) days from the date of this letter.  An additional copy is enclosed for your records.

Should you have any questions regarding the details of this offer letter, please contact me at 469.398.7148 or Lisa Schlepp, Executive Director of Human Resources, at 469.398.7121.

Sincerely,

/s/ Alan Boeckmann

Alan Boeckmann
Chairman and Chief Executive Officer

cc: Glenn Gilkey

ALB: mjp

Enclosures

Accepted:

/s/ Bruce A. Stanski	13 March 09
Bruce A. Stanski	Date